Exhibit 99.1

News Release

Contact: Paul Goodson, Associate Vice President of Investor Relations

866.475.0317 x2271

investorrelations@bridgepointeducation.com

Bridgepoint Education Reports First Quarter 2011 Results

Announces Additional $75 Million Share Repurchase Authorization

SAN DIEGO, CA. (May 3, 2011) — Bridgepoint Education (NYSE:BPI), a provider of postsecondary education services, announced today its results for the three months ended March 31, 2011.

Highlights for the first quarter ended March 31, 2011, are as follows:

•                  Total student enrollment at period end was 88,252.

•                  Revenue increased to $229.4 million from $156.1 million for the same period in 2010.

•                  Operating income increased to $86.1 million from $50.1 million for the same period in 2010.

•                  Net income was $53.9 million compared with net income of $29.8 million for the same period in 2010.

•                  Fully diluted earnings per common share was $0.92 compared with $0.49 for the same period in 2010.

•                  Repurchased 0.7 million shares under the $60 million share repurchase program announced in August 2010.

“We are pleased with the results we achieved in the first quarter as our new enrollments were in-line with our expectations, and I am particularly pleased that our year over year student persistence increased for the fourth consecutive quarter.  The increased persistence not only resulted in better than anticipated revenue for the quarter, but it more importantly reinforces that the student support initiatives we made in 2010 to enhance student persistence are working as we planned.  Our focus will remain on continuing to improve the programs we have in place to further enhance the academic readiness of the students who attend our institutions, and to provide students with an innovative, high quality learning experience that enriches their lives,” said Andrew Clark, Chief Executive Officer of Bridgepoint Education.

Student Enrollment

Total student enrollment at Bridgepoint Education’s academic institutions, Ashford University and University of the Rockies, increased to 88,252 students at March 31, 2011, compared with 65,788 students at the end of the first quarter of 2010.

New student enrollments for the first quarter of 2011 at Bridgepoint Education’s academic institutions were approximately 27,550, compared with combined new student enrollments of approximately 24,300 for the same period in 2010.

Financial Results

Revenue for the first quarter of 2011 was $229.4 million, compared with revenue of $156.1 million for the same period in 2010.

Operating income for the first quarter of 2011 was $86.1 million compared with operating income of $50.1 million for the same period in 2010.

Net income for the first quarter of 2011 was $53.9 million compared with net income of $29.8 million for the same period in 2010.

Fully diluted earnings per common share for the first quarter of 2011 was $0.92 compared with fully diluted earnings per common share of $0.49 for the same period in 2010.

The Company’s effective tax rate for the first quarter of 2011 was 37.9%.

Balance Sheet and Cash Flow

As of March 31, 2011, Bridgepoint had cash, cash equivalents and marketable securities of $365.4 million, compared with $299.1 million as of December 31, 2010.  The Company generated $81.5 million of cash from operating activities in the first quarter of 2011, compared with $54.6 million for the same period in 2010.

During the three months ended March 31, 2011, the Company repurchased 0.7 million shares at a weighted average price of $18.33 for a total cost of $12.7 million under the $60 million repurchase program announced in August 2010.  As of March 31, 2011, approximately $5.1 million remains authorized and available under this repurchase program, which may be suspended at any time.

Additional $75 Million Share Repurchase Authorization

Bridgepoint Education’s Board of Directors has authorized the repurchase of up to $75.0 million of the Company’s outstanding shares of common stock over the next 12 months.  Under the share repurchase program, the Company may purchase shares from time to time in the open market, through block trades or otherwise. This repurchase authorization is in addition to the $60 million repurchase authorization announced by the Company in August 2010.

The timing and extent of any repurchases will depend upon market conditions, the trading price of the Company’s shares and other factors, and subject to the restrictions relating to volume, price and timing under applicable law.  The share repurchase may be commenced or suspended at any time or from time to time by the Company.

Full-Year 2011 Outlook

Based on Bridgepoint Education’s results in the first quarter of 2011, the Company is updating its full year 2011 guidance as follows:

•                  Total student enrollment is expected to be between 82,000 and 83,500.

•                  Revenue is expected to be between $886.5 million and $901.5 million.

•                  Net income is expected to be between $145.5 million and $151.4 million.

•                  Fully diluted earnings per common share is expected to be between $2.47 and $2.57 based on an estimated fully diluted weighted average share count of 58.9 million for the year ending December 31, 2011.

•                  Bad debt as a percentage of revenues for 2011 is expected to be 5.4%.

•                  Capital expenditures for 2011 are expected to be between 5% and 6% of revenue.

•                  The Company’s effective tax rate for 2011 is estimated to be 37.8%.

This guidance does not reflect the impact of any additional share repurchases the Company may complete during the remainder of 2011.

Earnings Conference Call and Webcast

Bridgepoint Education will host a conference call at 11:30 a.m. ET (8:30 a.m. PT) today to discuss its latest financial results and recent highlights. The dial-in number for callers in the United States / Canada is (888) 205-6695 and for international callers is (913) 312-6680. The access code for all callers is 9523733. A live webcast will also be available on the Company’s website at www.bridgepointeducation.com.

A replay of the call will be available via telephone through May 10, 2011. To access the replay, dial (888) 203-1112 in the United States / Canada and (719) 457-0820 outside the United States; then enter the access code 9523733.

About Bridgepoint Education

Bridgepoint Education’s postsecondary education services focus on offering associate’s, bachelor’s, master’s and doctoral programs in such disciplines as business, education, psychology, social sciences and health sciences.  Bridgepoint Education’s regionally accredited academic institutions — Ashford University and University of the Rockies — deliver their programs online as well as at traditional campuses located in Clinton, Iowa, and Colorado Springs, Colorado.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of financial resources. These forward-looking statements are based on assumptions and estimates including, without limitation, those regarding: the Company’s value proposition to students; competitiveness of the Company’s tuition; ability to continue to transfer credits from other institutions; ability to maintain and improve the quality of the Company’s education; management of future growth and scalability; development of military and corporate channels; estimates of new hires; proposed new programs; expectations that the Company can effectively manage the business within the regulatory environment; expectations regarding enrollments, financial position, results of operations and liquidity; projections, predictions, expectations, estimates or forecasts as to the Company’s business, financial and operational results and future economic performance; management’s goals and objectives; and other similar matters that are not historical facts.  Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.

Forward-looking statements should not be interpreted as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.  Important factors that could cause such differences include, but are not limited to: the Company’s inability to adequately resolve the findings and recommendations of the final audit report of the U.S. Department of Education’s Office of Inspector General (OIG); the imposition of fines or other corrective measures against the Company’s academic institutions; the Company’s failure to comply with the extensive regulatory framework applicable to its industry, including Title IV of the Higher Education Act and its regulations, state laws and regulatory requirements, and accrediting agency requirements; adverse regulatory changes affecting the Company’s industry; the Company’s inability to continue to develop awareness among, to recruit and to retain students; competition in the postsecondary education market and its potential impact on the Company’s market share, recruiting cost and tuition rates; reputational and other risks related to potential compliance audits, regulatory actions, negative publicity or service disruptions; the Company’s ability to attract and retain the personnel needed to sustain and grow its business; the Company’s inability to develop new programs or expand its existing programs in a timely and cost-effective manner; economic or other developments potentially impacting demand in the Company’s core disciplines or the availability or cost of Title IV or other funding; and other factors discussed in Part II, Item 1A (Risk Factors) of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on or about the date hereof, and in other reports the Company may file with the Securities and Exchange Commission from time to time.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements.

BRIDGEPOINT EDUCATION, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(In thousands, except
	per share amounts)
Revenue	$229,432	$156,067
Costs and expenses:
Instructional costs and services	55,809	39,436
Marketing and promotional	58,966	44,212
General and administrative	28,545	22,331
Total costs and expenses	143,320	105,979
Operating income	86,112	50,088
Other income, net	673	246
Income before income taxes	86,785	50,334
Income tax expense	32,866	20,511
Net income	$53,919	$29,823
Earnings per common share:
Basic	$1.02	$0.55
Diluted	$0.92	$0.49
Weighted average common shares outstanding used in computing earnings per common share:
Basic	52,976	54,371
Diluted	58,583	60,466

BRIDGEPOINT EDUCATION, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	As of March 31,	As of December 31,
	2011	2010
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$211,816	$188,518
Restricted cash	25	25
Marketable securities	88,305	90,611
Accounts receivable, net	75,428	58,415
Deferred income taxes	7,039	7,039
Prepaid expenses and other current assets	10,999	12,650
Total current assets	393,612	357,258
Property and equipment, net	67,882	66,542
Marketable securities	65,230	20,000
Goodwill and intangibles, net	4,543	4,123
Deferred income taxes	15,845	15,845
Other long term assets	7,923	7,457
Total assets	$555,035	$471,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,537	$5,076
Accrued liabilities	58,583	34,895
Deferred revenue and student deposits	186,485	173,576
Total current liabilities	248,605	213,547
Rent liability	12,505	10,910
Other long term liabilities	8,511	8,527
Total liabilities	269,621	232,984
Total stockholders’ equity	285,414	238,241
Total liabilities and stockholders’ equity	$555,035	$471,225

BRIDGEPOINT EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(In thousands)
Cash flows from operating activities
Net income	$53,919	$29,823
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	11,595	7,896
Depreciation and amortization	2,722	1,729
Amortization of premium/discount	587	(19)
Deferred income taxes	—	265
Stock-based compensation	1,787	2,001
Excess tax benefit of option exercises	(3,737)	(249)
Loss on disposal of fixed assets	10	—
Changes in operating assets and liabilities:
Accounts receivable	(28,608)	(24,167)
Prepaid expenses and other current assets	2,070	(6)
Other long-term assets	(466)	(897)
Accounts payable and accrued liabilities	27,093	18,499
Deferred revenue and student deposits	12,909	17,365
Other liabilities	1,579	2,317
Net cash provided by operating activities	81,460	54,557

Cash flows from investing activities
Capital expenditures	(5,170)	(3,579)
Purchases of marketable securities	(53,930)	—
Capitalized curriculum development costs	(529)	—
Maturities of marketable securities	10,000	—
Net cash used in investing activities	(49,629)	(3,579)

Cash flows from financing activities
Proceeds from the exercise of stock options	422	13
Excess tax benefit of option exercises	3,737	249
Proceeds from the exercise of warrants	19	858
Repurchase of common stock	(12,711)	—
Payments of capital lease obligations	—	(634)
Net cash (used in) provided by financing activities	(8,533)	486
Net increase in cash and cash equivalents	23,298	51,464
Cash and cash equivalents at beginning of period	188,518	125,562
Cash and cash equivalents at end of period	$211,816	$177,026

Supplemental disclosure of non-cash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$500	$1,277